EXHIBIT 5.1

Arnall Golden Gregory LLP
171 Seventeenth Street, NW, Suite 2100
Atlanta, Georgia 30363-1031

(404)  873-8500
(404)  873-8501

April 22, 2014

Marine Products Corporation
2801 Buford Highway, Suite 520
Atlanta, Georgia   30329

Re:	Registration Statement on Form S-8

Ladies/Gentlemen:

This opinion is rendered in connection with the proposed issue and sale by Marine Products Corporation, a Delaware corporation (“Marine Products”), of up to 3,000,000 shares of Marine Products common stock (the “Shares”), pursuant to Marine Products’ 2014 Stock Incentive Plan (the “Plan”) upon the terms and conditions set forth in the Registration Statement on Form S-8 (the “Registration Statement”) filed by Marine Products with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).  We have acted as counsel for Marine Products in connection with the issuance and sale of the Shares by Marine Products.

In rendering the opinion contained herein, we have relied in part upon examination of Marine Products’ corporate records, documents, certificates and other instruments and the examination of such questions of law as we have considered necessary or appropriate for the purpose of this opinion.  Based upon the foregoing, and assuming that the purchase price of each of the Shares will exceed the par value thereof, we are of the opinion that the Shares have been duly and validly authorized and when sold in the manner contemplated by the Plan, and upon receipt by Marine Products of payment therefor, and upon issuance pursuant to a current prospectus in conformity with the Act, they will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Sincerely, /s/ Arnall Golden Gregory LLP

ARNALL GOLDEN GREGORY LLP